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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Duramed Pharmaceuticals, Inc., for the registration of 3,000,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated March 29, 1999, except for paragraph 13 of Note I and Notes H and L as to which the date is September 3, 1999, with respect to the consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc. for the years ended December 31, 1998, 1997, and 1996, included in the Annual Report, as amended (Form 10-K/A, Amendment No. 2) for 1998 filed with the Securities and Exchange Commission.

                                               ERNST & YOUNG LLP



Cincinnati, Ohio
November 19, 1999